Exhibit 10.3

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is made by and among: (i) Philip K. Yachmetz (“Executive”); (ii) Teligent, Inc. (the “Company”); (iii) ACF FinCo I LP (“ACF”); and (iv) Ares Capital Corporation (“ACC” and, collectively with the Company and ACF, the “Corporate Parties”) (Executive and the Corporate Parties are collectively referred to as the “Parties”).

RECITALS

WHEREAS, Executive was retained by the Company to provide certain services, pursuant to an employment agreement dated July 9, 2020 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to terminate the Employment Agreement and their employment relationship, and the Parties wish to amicably resolve any and all matters, disagreements, or disputes between them; and

WHEREAS, the Parties each consent to be bound by the terms of this Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the commitments contained in this Agreement and for other valuable consideration, the Parties agree as follows:

1.                  Recitals. The Recitals set forth above are incorporated by reference and are made an integral part of this Agreement.

2.                  Separation Date. This Agreement shall take effect when executed by an authorized representative of all Parties (the “Effective Date”). Upon the Effective Date, Executive’s employment with the Company shall cease.

3.                  Consideration. As consideration and in exchange for Executive’s promises and covenants contained herein, within one (1) Business Day of the Effective Date, the Company will pay Executive the total gross sum of two hundred thousand dollars ($200,000.00) (the “Payment”), reported on an IRS form W-2 and subject to all applicable withholdings, in full and final satisfaction of all amounts that are or may be due and owing to Executive on account of their employment with the Company. Executive acknowledges and agrees that he has received all amounts due related to his employment including, but not limited to, the following: (i) all wages earned, and (ii) payment for all accrued but unused paid vacation time. No other amounts are due to Executive from the Company or Releasees except pursuant to this Agreement (if it becomes effective and enforceable).

4.                  Disclaimer of Tax Consequences. The Company makes no representations or warranties about the tax consequences of the Payment described in this Agreement. Executive expressly acknowledges and warrants that he is, and shall be, responsible for all federal, state, and local tax liabilities that may result from the payments described in Section 3, and he hereby warrants that the Company shall bear no responsibility for any such tax liabilities. Executive further agrees and acknowledges that he shall indemnify and hold harmless the Company for any possible federal, state, or local tax liabilities resulting from such payment and that he shall reimburse any taxes, interest and/or penalties assessed against the Company for any such tax liabilities caused by such payments.

SETTLEMENT AGREEMENT AND GENERAL RELEASE

5.                  Transition Services. As consideration and in exchange for the Payment and the promises and covenants of the other Parties contained herein, Executive agrees to provide, for a period of two (2) months following the Effective Date (the “Transition Period”), any and all reasonable transition services under the circumstances as may be requested by the Board or the Company’s Chief Restructuring Officer (the “Transition Services”). Upon request, the Company shall provide Executive with an affirmation by email, on no more than a weekly basis, that Executive is satisfying the requirement to provide the Transition Services. Executive hereby expressly acknowledges and agrees that his failure to provide the Transition Services as set forth in this Agreement as determined by the Company shall result in forfeiture of the Payment. If the Payment is forfeited, Executive shall immediately return the Payment to the Company, net of any taxes Executive is required to pay on account of the Payment. Executive shall not be required to provide the Company with any services beyond the Transition Services, such as advisory or consulting services, and any such additional services, if requested and agreed to, would be subject of a separate agreement.

6.                  Mutual Releases. In exchange for the covenants and promises contained in this Agreement, the Corporate Parties on one hand and Executive on the other hand shall, and hereby do, forever and irrevocably release and discharge one another, and, all of each of their respective parents, divisions, subsidiaries, affiliates, related entities, related funds, managed accounts, officers, managers, members, employees, agents, predecessors, assigns, and representatives (collectively, the “Related Parties”), from any and all grievances, claims, demands, debts, defenses, actions or causes of actions, obligations, damages, and liabilities whatsoever, that any Party now has, has had, or may have, whether the same be at law, in equity, or mixed, of any kind or nature in any way arising from or relating to Executive’s employment with the Company; provided, however, that the foregoing release shall not include any claims or causes of action arising from any Party’s fraud, gross negligence, or willful misconduct. Executive expressly acknowledges and agrees that this release includes waiver and discharge of the Company, ACF, ACC, and their respective Related Parties for any claim relating to the cessation of Executive’s relationship with the Company, including, but not limited to, claims brought pursuant to Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §§ 2000e-2000e17), the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. §§ 621-34) (ADEA), the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §§ 1001-461), the Americans with Disabilities Act of 1992, as amended (42 U.S.C. §§ 12101-13), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701-97), the Family and Medical Leave Act of 1993 (29 U.S.C. §§ 2601-54), the Fair Labor Standards Act (29 U.S.C. 201-19), as well as all wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, defamation or other tort claims, and any and all other federal, state, or local constitutional, statutory, regulatory, or common law causes of action now or hereafter recognized, including claims for attorneys’ fees and costs. This release is not intended to encompass claims that cannot legally be released by private agreement, such as claims for workers’ compensation or unemployment benefits, nor shall it in any way affect or impair any rights that any Party may have under any Directors & Officers liability insurance policy. This Agreement is not intended to, and shall not, amend, modify, or supersede that certain Indemnification Agreement between the Company and Executive, dated October 6, 2021. For the avoidance of doubt, this releases is not intended to, and shall not, release the Parties from any obligations arising under this Agreement.

SETTLEMENT AGREEMENT AND GENERAL RELEASE

In waiving and releasing the claims set forth in this Agreement, whether known or unknown, the Parties understand that this means that if any Party later discovers facts different from or in addition to those facts currently known by such Party, or believed by such Party to be true, the waivers and releases of this Agreement will remain effective in all respects despite such different or additional facts and such Party’s later discovery of such facts, even if such Party would not have agreed to this Agreement if such Party had prior knowledge of such facts.

7.             No Admission. The Parties understand and agree that the Company’s agreement to provide the Payment does not constitute any admission of liability by the Company or of any improper conduct or wrongdoing by the Company.

8.            Confidentiality. The Parties agree that the terms, existence, and conditions of this Agreement, and the negotiations and discussions leading thereto (collectively referred to as “Confidential Settlement Information”), shall be confidential and shall not be disclosed, disseminated, or publicized to anyone except as permitted by this Agreement. The Parties expressly covenant not to display, publish, disseminate, or disclose Confidential Settlement Information to any person or entity by any means, including through the Internet. The Parties understand that disclosure of Confidential Settlement Information through social media sites, including but not limited to, Facebook and Twitter, is a breach of this provision. The duties and obligations of this Paragraph shall not apply to the following:

(a).    Executive may disclose Confidential Settlement Information to their counsel, financial advisor(s), accountant(s), tax advisor(s), and government taxing authorities, but only after each such person or entity has first agreed to treat the information as confidential.

(b).    The Company may disclose Confidential Settlement Information to its counsel, accountant(s), tax advisor(s), government taxing authorities, human resources department, and managers. Disclosure of Confidential Settlement Information to the Company’s employees, as permitted above, will be limited to legitimate business purposes.

(c).    The Parties may disclose Confidential Settlement Information in response to any subpoena issued by a court of competent jurisdiction or by a state or federal governmental agency, to enforce the terms of this Agreement, or as otherwise required by law; provided, however, that Executive will not disclose any Confidential Settlement Information in response to a subpoena or as otherwise required by law without first notifying the Company in accordance with Paragraph 19, below. The Company shall thereafter have the opportunity to move to quash the subpoena or otherwise attempt to prevent Executive from having to disclose the Confidential Settlement Information.

(d).    Nothing in this Agreement prevents or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation, including alleged criminal conduct or sexual harassment, to, or from filing any type of claim, charge or complaint, or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, Executive understands and agrees that because he has agreed to waive and release any and all claims for monetary damages and any other form of personal relief (per Section 6, above), in the event any Regulator awards any such monetary relief, the Releasees will be entitled to seek an offset for the payments made pursuant to this Agreement. This Agreement does not limit the right of Executive to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.

SETTLEMENT AGREEMENT AND GENERAL RELEASE

(e).    Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

9.             Non-Disparagement. Executive agrees not to make any defamatory or disparaging remarks, whether written, verbal, or electronic, about the Company, ACF, ACC, or any of their respective officers, managers, members or employees, or to otherwise take any action that reasonably could be anticipated to cause damage to the reputation, goodwill, or business of the Company, ACF, ACC, or any of their respective Related Parties, as defined above, whether Executive believes such remarks to be true or whether they are, in fact, true. Further, Executive agrees not to reference the Company, ACF, or ACC (directly or indirectly) in any chat room, blog, or website posting, regardless of whether such reference could be considered to be disparaging. The Company, ACF, and ACC likewise agree not to make any defamatory statement, whether written, verbal, or electronic, about Executive.

10.          No Claims. Executive attests that Executive has filed no lawsuit, administrative complaint or charge, or other claim against the Company, ACF, ACC or any of their respective agents or employees.

11.          Return of Company Property. Executive represents and covenants that they shall return to the Company all documents, other materials and property in Executive’s possession, custody or control which refers or relates to the Company’s business, in whatever form, format or medium including, but not limited to papers, documents, letters, invoices, notes, memoranda, keys, records, customer and supplier lists, customer and supplier materials or documents, computer hardware and software, computer data, office equipment, and employment records; provided, however, that Executive shall retain any Company issued laptop computer or mobile device for the duration of the Transition Period solely for the purpose of providing the Transition Services. At the conclusion of the Transition Period, Executive shall return any such laptop computer or mobile device to the Company, or otherwise provide such access to such device(s) as may be necessary, so that the same may be scrubbed and reset, following which, at the Company’s election, such device(s) may be returned to Executive for their personal use.

12.          Choice of Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles) and any dispute pertaining to this Agreement must be brought only in, and the Parties agree to subject themselves to the personal jurisdiction of, the state and federal courts of Delaware.

SETTLEMENT AGREEMENT AND GENERAL RELEASE

13.              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the agents, assigns, personal representatives, heirs, executors, and administrators of Executive and the personal representatives, administrators, predecessors, affiliates, subsidiaries, officers, purchasers, agents, directors, employees and successors and assignees of the Company, ACF, and ACC, respectively.

14.              Entire Agreement. The Parties agree that this Agreement contains and comprises the entire agreement and understanding of the Parties and, except as otherwise provided herein, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in- law) between the Parties, that there are no additional promises or terms of the Agreement other than those contained herein, and that this Agreement shall not be modified except in writing signed by all Parties.

15.              Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative, or unenforceable, such circumstance shall not render the balance of this Agreement invalid, inoperative, or unenforceable and the Agreement shall be reformed so that it is enforceable to the maximum extent permitted by law. Notwithstanding the foregoing, if the releases set forth in paragraph 6 above are determined by order of a court of competent jurisdiction to be invalid, the Payment shall be forfeited and immediately refunded to the Company.

16.              Headings. The headings contained in this Agreement are not a part of this Agreement but are included solely for ease of reference.

17.              Attorney Consultation. Executive is advised to consult with an attorney of their own choosing before signing this Agreement.

18.              Notices & Communication. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and marked confidential and shall be deemed to have been made when hand delivered or mailed by registered or certified mail as follows:

If to the Company:

Teligent, Inc.

c/o Vladimir Kasparov, Chief Restructuring Officer

105 Lincoln Avenue,

Buena, New Jersey 08310

vkasparov@pppllc.com

With a copy to:

Young Conaway Stargatt & Taylor LLP

c/o Matthew B. Lunn

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

mlunn@ycst.com

SETTLEMENT AGREEMENT AND GENERAL RELEASE

If to Executive:

Philip K. Yachmetz 46 Baxter Lane,

West Orange, NJ 07052 pkyachmetz@yahoo.com

If to ACF:

ACF FinCo I LP

560 White Plains Road, Suite 400

Tarrytown, NY 10591

Attention: Oleh Szczupak

Email: oszczupak@aresmgmt.com

If to ACC:

Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, New York, 10167

Email: wright@aresmgmt.com

Attention: Ray Wright

with a copy to:

Morgan, Lewis & Bockius

LLP 101 Park Avenue

New York, NY 10178

Email: frederick.eisenbiegler@morganlewis.com

Attention: Rick Eisenbiegler, Esq.

19.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by electronic signature, which shall be deemed for all purposes to be an original signature.

20.           Right to Revoke as to ADEA Claims Only. Executive understands and agrees that he:

(a).	has a full twenty-one (21) days after receipt of this Agreement within which to review and consider the Agreement;

(b).	is advised to consult with an attorney which he may freely choose prior to executing this Agreement;

(c).	has carefully read and fully understands the provisions of this Agreement; (d). is knowingly and voluntarily agreeing to all the terms set forth in this Agreement; and

SETTLEMENT AGREEMENT AND GENERAL RELEASE

(e).	has seven (7) days after the execution of this Agreement within which he may revoke the release of any claim arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) (“ADEA”) contained in this Agreement. In order to revoke this Agreement as it relates to any ADEA claim, Executive must deliver a letter to the Company, pursuant to Section 18 above, stating that he is revoking his release of ADEA claims no later than seven (7) days after he executes it.

If Executive does timely revoke his ADEA release, $50,000.00 of the Payment shall be forfeited and immediately refunded to the Company. Executive acknowledges that the remaining payment pursuant to Section 3 above is good and sufficient consideration that he is not otherwise entitled.

21.           Certification. Executive hereby certifies that Executive has read the terms of this Agreement and that Executive understands its terms and effect. Executive further certifies that neither the Company, ACF, ACC, nor any of their respective agents, representatives, or attorneys has made any representations to Executive concerning the terms of this Agreement other than those contained herein and that Executive is executing this Agreement of her own volition. Executive further certifies that Executive has been advised to consult with an attorney and has done so or has freely chosen not to do so.

[Signature pages follow]

SETTLEMENT AGREEMENT AND GENERAL RELEASE

The undersigned Parties do hereby execute and enter into this Agreement on the date(s) set forth below.

/s/ Vladimir Kasparov
Date:	October 8, 2021		Teligent, Inc.
		By:	Vladimir Kasparov
Chief Restructuring Officer

/s/ Philip K. Yachmetz
Date:	October 8, 2021		Philip K. Yachmetz

Date:	October 8, 2021		ACF FinCo I LP
By:

Date:	October 8, 2021		Ares Capital Corporation
By:

SETTLEMENT AGREEMENT AND GENERAL RELEASE

The undersigned Parties do hereby execute and enter into this Agreement on the date(s) set forth below.

Date:	October 8, 2021	Teligent, Inc.
		By:	Vladimir Kasparov
Chief Restructuring Officer

Date:	October 8, 2021	Philip K. Yachmetz

/s/ Ian Fitzgerald
Date:	October 8, 2021	ACF FinCo I LP
		By:	Ian Fitzgerald

/s/ Ian Fitzgerald
Date:	October 8, 2021	Ares Capital Corporation
		By:	Ian Fitzgerald